SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 9, 2003

CHEMUNG FINANCIAL CORPORATION
(Exact name of Registrant as Specified in Charter)
New York	0-13888	16-123703-8
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Chemung Canal Plaza, Elmira, New York	14901
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (607) 737-3711

(Former Name or Former Address, if Changed Since Last Report)
Item 7.	Financial Statements and Exhibits
(a)	Not Applicable

(b)	Not Applicable

(c)	Exhibits

Exhibit No.
99.1	News Release dated April 9, 2003

Item 9.	Regulation FD Disclosure

On April 9, 2003, Chemung Financial Corporation announced its results of operations for the fiscal quarter ending March 31, 2003. The public announcement was made by means of a news release, the text of which is set forth in Exhibit 99 hereto. This information is being furnished pursuant to Item 12 of Form 8-K and is being presented under Item 9 as provided in the Commission's final rule; interim guidance regarding Form 8-K Item 11 and Item 12 filing requirements (Release No. 34-47583).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

Dated: April 9, 2003

By: /s/Jan P. Updegraff

President and Chief Executive Officer

Exhibit 99.1

Jan P. Updegraff April 9, 2003

President & CEO

(10:00 am for Immediate Release)

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation, parent holding company of Elmira based Chemung Canal Trust Company and CFS Group, Inc., has reported 1st quarter unaudited net income of $2.026 million vs. year-earlier results of $1.850 million, an increase of 9.5%. Earnings per share for the quarter totaled $0.53 as compared with $0.46 a year ago, an increase of 15.2% on approximately 177,000 fewer average shares outstanding.

In a prepared statement released Wednesday morning, Jan P. Updegraff, President & CEO, stated:

"Given the continuing challenges posed by the current interest rate environment and weak economic climate, we are pleased to report an increase in our 1st quarter results. While this environment continued to put pressure on our net interest margin, and we increased our provision for loan losses by $250 thousand as compared to the 1st quarter of last year, we did realize a $451 thousand increase in non-interest income as well as a $232 thousand reduction in operating expenses.

While average earning assets grew $15.4 million, net interest income decreased $198 thousand as the margin declined 20 basis points from 4.07% in the 1st quarter of last year to 3.87% in the 1st quarter of 2003. During the quarter, $1.9 million of a non-performing commercial relationship was charged to the allowance for loan losses. After a thorough review of the remaining non-performing loans and the entire loan portfolio, management determined it necessary to increase the provision for loan losses from $350 thousand in the 1st quarter of last year to $600 thousand during the 1st quarter of 2003.

During the 1st quarter, $1.5 million of a $2.5 million par value corporate bond, which had been considered other-than-temporarily impaired, was sold, resulting in pre-tax securities gains of $540 thousand for the quarter. The remaining balance of the bond was sold on April 1st, resulting in a second quarter gain of $410 thousand. This bond, which was downgraded during 2002 to below investment grade status by nationally recognized rating agencies, had been written down to its then estimated fair value during the third quarter of 2002, resulting in a $1.0 million charge to pre-tax earnings last year.

While we expect that the current economic climate will remain challenging as we progress throughout the remainder of this year, we continue to be confident in our ability to address these challenges, and committed to serving the financial needs of our clients."

Chemung Financial Corporation is a $753 million financial holding company that provides financial services to individuals, businesses and municipalities in Chemung, Steuben, Schuyler, Tioga and Broome counties, as well as the northern tier of Pennsylvania. Its shares ended the quarter valued at $26.00 per share. At this value, the annualized dividend yield to shareholders represents an annualized return of 3.54%.